Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE REPORTS QUARTERLY REVENUE FROM CONTINUING

OPERATIONS OF $255.1 MILLION

•	Flex Revenue of $235.2 Million, Up 5.0% Year Over Year

•	Net Income of $8.7 Million, EPS of $0.22

•	Completes Sale of Scientific and Per-Diem Nursing Businesses

TAMPA, Fla., July 29, 2008 (PRIME NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for the second quarter of 2008. Revenue from continuing operations for the quarter ended June 30, 2008 was $255.1 million compared to $243.5 million for the quarter ended June 30, 2007, an increase of 4.8%, and compared to $250.0 million for the quarter ended March 31, 2008, an increase of 2.0%. Net income for the quarter ended June 30, 2008 was $8.7 million, or $0.22 per share, compared to $10.6 million for the quarter ended June 30, 2007, or $0.25 per share, representing a year over year decline in net income and earnings per share of 17.7% and 12.0%, respectively. Net income for the quarter ended March 31, 2008 was $7.2 million, or $0.18 per share.

“The second quarter was a solid one for the Firm in which we achieved revenue from continuing operations of $255.1 million and EPS of $0.22 during a period where there were continued growing concerns about the macroeconomic environment,” said David L. Dunkel, Chairman and CEO. Mr. Dunkel continued, “During the quarter we completed the sale of our Scientific and Per-Diem Nursing businesses, allowing us to focus our services in segments we believe offer the best prospects for growth. While there remains uncertainty about the economic cycle, the secular drivers for professional staffing continue to be strong. We continue to make adjustments to position Kforce to perform well in this uncertain environment and for continued strong performance in the future as the economy improves. We believe our diversified revenue stream and the demand environment for professional staffing and government solutions have positioned Kforce well for the future.”

William L. Sanders, President, said, “Our vision is to be the Firm most respected by those we serve. A key aspect of our vision is building a Firm that delivers sustainable and consistent revenue and earnings performance. We are extremely pleased that our quarterly revenues have now increased sequentially for ten straight quarters.”

Mr. Sanders continued, “We are particularly pleased with the year over year flex revenue performance of our Health and Life Sciences (“HLS”) and Government Solutions (“GS”) segments, which achieved growth of 24.9% and 24.2%, respectively.”

Mr. Sanders noted additional highlights from continuing operations for the second quarter:

•	Revenue per billing day of $4.0 million in Q2 ‘08 improved 4.8% from $3.8 million in Q2 ‘07,

•	Sequential improvement in gross margin percentage of 140 basis points,

•	Year over year revenue changes by segment for Q2 ‘08 were as follows: 24.9% increase for HLS; 24.2% increase for GS; 1.1% increase for Tech and a 5.3% decline for FA,

•	Flex revenue of $235.2 million increased 5.0% from $223.9 million in Q2 ’07.

Joe Liberatore, Chief Financial Officer said, “We are pleased to report earnings results for Q2 ‘08 that were near the top end of our guidance. We believe the earnings results were driven by the efforts of the Firm in recent years to enhance our operating leverage as well as the extensive experience senior management has managing operations through different economic scenarios.

Second quarter results were impacted by the sale of our Scientific and Per Diem Nursing businesses. Income from discontinued operations, net of income taxes, which includes a pre-tax gain of $5.9 million, totaled $3.6 million, or $0.09 cents per share. In addition, the disposition of these businesses triggered the acceleration of vesting of certain equity grants, which resulted in compensation expense of $6.0 million being recognized in the quarter. This expense has been reflected as a component of continuing operations in selling, general and administrative expenses in our statements of operations.

Additional financial highlights for the second quarter included:

•	Cash flows from operations for the six months ended June 30, 2008 of $38.1 million increased 39.9% from the comparable period in 2007,

•	Record Adjusted EBITDA per share for Q2 ‘08 of $0.51 cents,

•	Total Firm bill rate for Q2 ‘08 increased 4.8% over Q2 ’07,

•	The Firm reduced outstanding borrowings under the Credit Facility by $20.0 million. At the end of Q2 ‘08 borrowings were $33.0 million compared to $53.0 million at the end of Q1 ’08.

•

The Firm repurchased 0.9 million and 2.4 million shares of common stock during the three and six months ended June 30, 2008, respectively, at a total cost of $7.8 million and $20.8 million, respectively.”

Mr. Liberatore continued, “Looking forward to the third quarter, we expect revenue may be in the $247 million to $253 million range. Total Firm earnings per share may be between 17 and 20 cents. Both the second and third quarters of 2008 reflect 64 billing days.”

On Wednesday, July 30, 2008, Kforce will host a conference call to discuss these results. The call will begin at 8:30 a.m. Eastern Time. The dial-in number is 888-609-5693. The replay of the call will be available from 10:30 a.m. Eastern Time Wednesday, July 30, 2008 to August 15, 2008, by dialing 888-203-1112, passcode 6796477.

This call is being webcast by CCBN and can be accessed at Kforce’s web site at http://www.kforce.com/ (select “Investor Relations”). The webcast replay will be available until August 15, 2008.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 60 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenue and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	June 30 2008	March 31 2008	June 30 2007
Revenue by Function:
Technology	$131,783	$128,100	$130,318
Finance & Accounting	56,067	57,582	59,174
Health & Life Sciences	48,376	46,237	38,743
Government Solutions	18,907	18,093	15,219

Total Revenue	255,133	250,012	243,454
Revenue by Time:
Perm	19,951	17,773	19,558
Flexible	235,182	232,239	223,896

Total Revenue	255,133	250,012	243,454
Costs Of Services	163,769	163,997	154,721

Gross Profit	91,364	86,015	88,733
GP%	35.8%	34.4%	36.4%
Flex GP%	30.4%	29.4%	30.9%
Selling, General & Administrative	78,697	70,381	68,422
Depreciation & Amortization	3,670	3,952	3,498

Income from Operations	8,997	11,682	16,813
Other Expense, Net	552	792	1,104

Income from Continuing Operations
Before Income Taxes	8,445	10,890	15,709
Income Tax Expense	3,330	4,270	6,222

Income from Continuing Operations	5,115	6,620	9,487
Income from Discontinued Operations,
Net of Income Taxes	3,585	558	1,090

Net Income	$8,700	$7,178	$10,577

Earnings Per Share - Diluted	$0.22	$0.18	$0.25
Adjusted EBITDA Per Share	$0.51	$0.43	$0.50
Shares Outstanding - Diluted	40,317	40,900	42,407
Adjusted EBITDA	$20,499	$17,486	$21,095

Selected Cash Flow Information:
Bad Debt Expense - Continuing Operations	$556	$1,043	$381
Capital Expenditures	$3,706	$2,820	$4,481

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$2,056	$834	$1,322
Accounts Receivable, Less Allowances	$151,282	$163,715	$152,170
Total Assets	$461,918	$473,040	$464,768
Total Current Liabilities	$81,853	$84,009	$86,220
Long-Term Debt - Credit Facility	$33,000	$53,000	$65,530
Other Long-Term Liabilities	$29,927	$27,416	$25,099
Total Stockholders’ Equity	$317,138	$308,615	$287,919

Other Information:
Equity-Based Compensation Expense, Net	$4,741	$1,058	$814
Billing Days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2008	Q1 2008	Q2 2007
Total Firm
Flex Revenue (000’s)	$235,182	$232,239	$223,896
Revenue per billing day (000’s)	$3,675	$3,686	$3,498
Sequential Flex Revenue Change	1.3%	1.3%	3.1%
Hours (000’s)	3,884	3,876	3,882
Flex GP %	30.4%	29.4%	30.9%

Search Revenue (000’s)	$19,951	$17,773	$19,558
Placements	1,341	1,313	1,295
Average Fee	$14,879	$13,537	$15,101
Billing days	64	63	64

Technology
Flex Revenue (000’s)	$123,884	$120,731	$122,765
Revenue per billing day (000’s)	$1,936	$1,916	$1,918
Sequential Flex Revenue Change	2.6%	-3.3%	5.0%
Hours (000’s)	1,906	1,855	1,837
Flex GP %	27.5%	26.7%	28.9%

Search Revenue (000’s)	$7,899	$7,369	$7,553
Placements	478	477	441
Average Fee	$16,538	$15,438	$17,137

Finance & Accounting
Flex Revenue (000’s)	$44,651	$47,591	$47,698
Revenue per billing day (000’s)	$698	$756	$745
Sequential Flex Revenue Change	-6.2%	3.1%	-6.3%
Hours (000’s)	1,224	1,308	1,345
Flex GP %	33.6%	32.4%	33.4%

Search Revenue (000’s)	$11,416	$9,991	$11,476
Placements	821	806	825
Average Fee	$13,901	$12,390	$13,905

Health & Life Sciences
Flex Revenue (000’s)	$47,740	$45,824	$38,214
Revenue per billing day (000’s)	$746	$727	$597
Sequential Flex Revenue Change	4.2%	9.7%	8.8%
Hours (000’s)	549	522	530
Flex GP %	32.0%	30.7%	30.2%

Search Revenue (000’s)	$636	$413	$529
Placements	42	30	29
Average Fee	$15,137	$14,206	$18,212

Government Solutions
Flex Revenue (000’s)	$18,907	$18,093	$15,219
Revenue per billing day (000’s)	$295	$287	$238
Sequential Flex Revenue Change	4.5%	10.0%	6.6%
Hours (000’s)	205	191	170
Flex GP %	37.3%	35.9%	40.9%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q2 2008	Q1 2008	Q2 2007
Clinical Research
Flex Revenue (000’s)	$29,437	$28,636	$23,324
Revenue per billing day (000’s)	$460	$454	$364
Sequential Flex Revenue Change	2.8%	16.0%	7.5%
Hours (000’s)	331	315	303
Flex GP %	29.0%	28.4%	26.3%

Search Revenue (000’s)	$344	$209	$402
Placements	20	13	19
Average Fee	$17,190	$17,247	$21,120

Health Information Management
Flex Revenue (000’s)	$18,303	$17,188	$14,890
Revenue per billing day (000’s)	$286	$273	$233
Sequential Flex Revenue Change	6.5%	0.4%	11.0%
Hours (000’s)	218	207	227
Flex GP %	36.6%	34.6%	36.3%

Search Revenue (000’s)	$292	$204	$127
Placements	22	17	10
Average Fee	$13,270	$12,042	$12,686

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted EBITDA

	Q2 2008		Q1 2008		Q2 2007
	$	Per share	$	Per share	$	Per share
Net Income	$8,700	$0.22	$7,178	$0.18	$10,577	$0.25
Income from Discontinued Operations, Net of Income Taxes	3,585	0.09	558	0.01	1,090	0.03

Income from Continuing Operations	$5,115	$0.13	$6,620	$0.17	$9,487	$0.22
Depreciation & Amortization	3,670	0.09	3,952	0.10	3,498	0.08
Acceleration of SARS & PARS	6,009	0.15	—	—	—	—
Amortization of Stock Options & SARS	716	0.02	832	0.02	553	0.01
Amortization of Restricted Stock & PARS	1,102	0.02	908	0.02	245	0.01
Interest Expense and Other	557	0.01	904	0.02	1,090	0.03
Income Tax Expense	3,330	0.09	4,270	0.10	6,222	0.15

Adjusted EBITDA	$20,499	$0.51	$17,486	$0.43	$21,095	$0.50

Weighted Average Shares Outstanding - Diluted	40,317		40,900		42,407

“Adjusted EBITDA,” a non-GAAP financial measure, is defined as earnings before income from discontinued operations, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Q2 2008		Q1 2008		Q2 2007
	$	Per share	$	Per share	$	Per share
Net Income	$8,700	$0.22	$7,178	$0.18	$10,577	$0.25
Income from Discontinued Operations, Net of Income Taxes	3,585	0.09	558	0.01	1,090	0.03

Income from Continuing Operations	$5,115	$0.13	$6,620	$0.17	$9,487	$0.22

Equity-Based Compensation Expense, Net:
Alternative LTI Valuation Expense	—	—	—	—	548	0.01
Acceleration of SARS & PARS	6,009	0.15	—	—	—	—
Amortization of Stock Options & SARS	716	0.02	832	0.02	553	0.01
Amortization of Restricted Stock & PARS	1,102	0.02	908	0.02	245	0.01
Income Tax Expense	(3,086)	(0.08)	(682)	(0.02)	(532)	(0.01)

Equity-Based Compensation Expense, Net	4,741	0.11	1,058	0.02	814	0.02

Net Income before Equity-Based Compensation Expense	$9,856	$0.24	$7,678	$0.19	$10,301	$0.24

Weighted Average Shares Outstanding - Diluted	40,317		40,900		42,407

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as income from continuing operations before compensation expense incurred in conjunction with awards accounted for under Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires Kforce to measure the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.